UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2019

CANNABIS SUISSE CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-213009	38-3993849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kiranthidiya road 114, Beruwala, Sri Lanka, 12070

(Address of Principal Executive Offices) (Zip Code)

+15022082098

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 9.01. Financial Statements and Exhibits.

Stock Transfer Agreement.

On May 31, 2019, Suneetha Nandana Silva Sudusinghe, the president of the Company and on behalf of the Company entered into a Stock Transfer Agreement with Cecillia Merige Jensen whereby the Company has acquired through merger all of the issued and outstanding capital stock of Cannabis Suisse LLC, a Wyoming limited liability company (“Subsidiary”). In exchange, Ms. Jensen has received 10,000,000 shares of common stock of the Company. Mr. Sudusinghe’s share ownership in the Company has been reduced from 17,400,000 to 7,400,000. Immediately prior to the above transaction, the Company had 34,500,000 shares of common stock issued and outstanding and immediately after the above transaction, the Company has 34,500,000 shares of common stock issued and outstanding

The Subsidiary owns all of the capital stock of Grow Factory GmbH, a corporation incorporated in Zurich, Switzerland (“Grow Factory”) on March 13, 2017. Its office is located on Lerzenstrasse 12, 8953 Dietikon, Switzerland. Grow Factory is a fully licensed cannabis cultivation and distribution company in Switzerland for recreational tobacco products and medical CBD oils and commenced its operations on March 2018.

Grow Factory operating results (unaudited) for fiscal years ended December 31, 2018 and December 31, 2017 are set forth below (in USD)

	Fiscal year 2018	Fiscal year 2017
Revenues	3,597$	6,504$
Net income (Loss)	105,773$	(109,563)$
Operating expenses	114,102$	115,968$

Pre-Tax Net Income (Loss)	105,773$	(109,563)$

Switzerland has the highest allowed legislative THC content in Europe (1%) for sales of cannabis products in retail outlets (without medical receipt). This makes Switzerland an ideal geographic location to manufacture cannabis products, with an intent to scale the business into worldwide distribution.

Presently, Grow Factory operates a 400 square meter facility which it uses for cannabis cultivation. It has  5,000 plants in varies stages of growth and an inventory of 5,000 10 ml bottles containing both 10% and 15% CBD oil. It also has 5,000 kg cannabis in stock. The product is sold under brand name Alpine Cannabis to the Swedish and Danish markets.

The unique strains of cannabis that Grow Factory has selected and cultivated contains less than 1% THC. A remarkable characteristic of the strains of cannabis is that the THC:CBD ratio is 1:20, meaning the strain induces little intoxicating effects. The CBD content was rated as high as 19%.  This can be exported worldwide and be tailored to each market’s local legislation in regard to THC content - even as low as 0%. Diluting the THC content does not reduce the CBD content of the product.

A copy of the Stock Transfer Agreement is attached hereto as Exhibit 10.4 and anything contain herein concerning the agreement is qualified in its entirety by reference to the agreement. However, the parties do expect to amend and restate the agreement to properly reflect the transaction as a share exchange agreement among the parties.

Appointment of New Director.

On May 31, 2019, the Board of Directors (the “Board”) of Cannabis Suisse Corp. (the “Company”) appointed Ms. Cecillia Jensen (age 44) as a member of its Board of Directors. Ms. Jensen previously was appointed Secretary of the Company on March 18, 2019.

For the past 5 years, Ms. Jensen has been devoting herself to learning the cannabis industry in Switzerland and has made valuable connections in the area. She also worked as a freelance consultant for cannabis related small businesses. From March 2018 to March 2019, Ms. Jensen has managed the cannabis production at Grow Factory GmbH in Zurich, Switzerland. During this period, she obtained significant experience in the area of growing and merchandizing cannabis plants and related products.

In September 2015, Ms. Cecillia Jensen founded Scandinavian Translation Services Ltd. in Tallinn, Estonia, and served as its CEO till January 2017. Ms. Jensen also co-founded and served as CEO at Posh Beauty™/LBF Services Ltd., Helsinki, Finland, from February 2012 to December 2016.

There are no family relationships between our new director and our sole director. Other than as set forth herein, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officer is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. The officer serves in such executive positions at the discretion of the Board of Directors. The Company and its new officer have verbally agreed that no compensation will be due or owning to the new officer until such time as the parties reach a written compensation agreement, if any.

The Company intends to file the required financial statements in connection with the acquisition of the Subsidiary as required under Form 8-K within 71 days from the filing of this Form 8-K.

A copy of the Stock Transfer Agreement is set forth herein as Exhibit 10.4.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS SUISSE CORP.
(Registrant)

/s/ Suneetha Nandana Silva Sudusinghe
Suneetha Nandana Silva Sudusinghe
Chief Executive Officer

Date: June 6, 2019

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